SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 HUB GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)     Title of each class of securities to which transaction applies:

         2)     Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

         4)     Proposed maximum aggregate value of transaction:

         5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                                                                 April 11, 2003


Dear Stockholder:

         You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held in the Maple Room at the DoubleTree Guest Suites, 2111 Butterfield Road, Downers Grove, Illinois at 10:00 a.m. Chicago time on Tuesday, May 13, 2003.

         The attached Notice of 2003 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon. The Annual Report to Stockholders on Form 10-K is also enclosed.

         We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

                                   Sincerely,




                                   PHILLIP C. YEAGER
                                   Chairman

                                 HUB GROUP, INC.

                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

         The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the "Company"), will be held in the Maple Room at the DoubleTree Guest Suites, 2111 Butterfield Road, Downers Grove, Illinois on Tuesday, May 13, 2003, at 10:00 a.m., Chicago time, for the following purposes:

   (1) To elect six directors of the Company to hold office until the next annual meeting of stockholders; and

   (2) To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

         A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company's Annual Report to Stockholders on Form 10-K also accompanies this Notice.

         The Board of Directors has fixed the close of business on March 31, 2003, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.


                                   By order of the Board of Directors,





                                   DAVID C. ZEILSTRA
                                   Vice President, Secretary and General Counsel



Downers Grove, Illinois
April 11, 2003




                             YOUR VOTE IS IMPORTANT

                PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
               RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
                 OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                 HUB GROUP, INC.
                        3050 HIGHLAND PARKWAY, SUITE 100
                          DOWNERS GROVE, ILLINOIS 60515

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation ("Hub Group" or the "Company"), of proxies for use at the 2003 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 2003, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 11, 2003.

         The Company's Class A common stock, $.01 par value (the "Class A Common Stock"), and the Class B common stock, $.01 par value (the "Class B Common Stock," together with the Class A Common Stock, the "Common Stock"), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 31, 2003 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 7,046,250 shares of Class A Common Stock (each a "Class A Share") and 662,296 shares of Class B Common Stock (each a "Class B Share," and collectively with the Class A Shares, the "Shares") outstanding and entitled to vote.

                          VOTING RIGHTS AND PROCEDURES

         Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

         Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to twenty (20) votes. The holders of Shares having a majority of the votes which could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum. As of March 28, 2003, the Yeager family members own all 662,296 shares of Class B Common Stock and 789,400 shares of Class A Common Stock. Consequently, the Yeager family controls approximately 69% of the voting power of the Company on all matters presented for stockholder action. The Yeager family members are parties to a stockholders' agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and such election inspectors will determine whether or not a quorum is present.

         The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2003 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company's Certificate of Incorporation, the Company's By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company's offices in Downers Grove.


                              ELECTION OF DIRECTORS

         The number of directors of the Company, as determined by the Board of Directors under Article III of the Company's By-laws, is currently six. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

         The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

         Directors are elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. The outcome of the election is not affected by abstentions or the withholding of authority to vote in the election, or by broker non-votes. Stockholders are not allowed to cumulate their votes in the election of directors.

         If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders written notice of such stockholder's intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 13, 2004 nor later than March 14, 2004. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission"), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

                       NOMINEES FOR ELECTION AS DIRECTORS

                               BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
NAME                  AGE                  AND OTHER INFORMATION

  Phillip C. Yeager   75   Phillip C. Yeager has been Chairman of the Board
                           since October 1985.  From April 1971 to October
                           1985, Mr. Yeager served as President of Hub City
                           Terminals, Inc. ("Hub Chicago"). Mr. Yeager became involved in intermodal transportation in 1959, five years after the introduction of intermodal transportation in the United States, as an employee of the Pennsylvania and Pennsylvania Central
                           Railroads. He spent 19 years with the Pennsylvania and Pennsylvania Central Railroads, 12 of which involved intermodal transportation. In 1991,
                           Mr. Yeager was named the Man of the Year by the Intermodal Transportation Association. In 1995, he received the Salzburg Practitioners Award from Syracuse University in recognition of his lifetime achievements in the transportation industry. In
                           October 1996, Mr. Yeager was inducted into the Chicago Area Entrepreneurship Hall of Fame sponsored by the University of Illinois at Chicago. In March
                           1997, he received the Presidential Medal from Dowling
                           College for his achievements in transportation services. In September 1998 he received the Silver
                           Kingpin award from the Intermodal Association of North America and in February 1999 he was named
                           Transportation Person of the Year by the New York
                           Traffic Club.  Mr. Yeager graduated from the
                           University of Cincinnati in 1951 with a Bachelor of Arts degree in Economics. Mr. Yeager is the father of David P. Yeager, Vice Chairman and Chief Executive
                           Officer and Mark A. Yeager, President - Field
                           Operations.

  David P. Yeager     50   David P. Yeager has served as the Company's Vice
                           Chairman of the Board since January 1992 and as Chief
                           Executive Officer of the Company since March 1995.
                           From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October
                           1985, he served as Vice President, Marketing of Hub
                           Chicago. Mr. Yeager founded the St. Louis Hub in 1980 and served as its President from 1980 to 1983.
                           Mr. Yeager founded the Pittsburgh Hub in 1975 and served as its President from 1975 to 1977. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.
                           Mr. Yeager is the son of Phillip C. Yeager and the brother of Mark A. Yeager.

  Thomas L. Hardin    57   Thomas L. Hardin has served as the Company's
                           President since October 1985 and has served as Chief
                           Operating Officer and a director of the Company since
                           March 1995. From January 1980 to September 1985,
                           Mr. Hardin was Vice President-Operations and from
                           June 1972 to December 1979, he was General Manager of the Company. Prior to joining the Company, Mr. Hardin worked for the Missouri Pacific Railroad where he held various marketing and pricing positions.
                           Mr. Hardin is the former Chairman of the Intermodal
                           Association of North America.

  Gary D. Eppen       66   Gary D. Eppen has served as a director of the Company
                           since February 1996. Currently retired, Mr. Eppen is formerly the Ralph and Dorothy Keller Distinguished
                           Service Professor of Operations Management and Deputy
                           Dean for part-time programs in the Graduate School of Business at The University of Chicago. He received a Ph.D. in Operations Research from Cornell
                           University in 1964, a Master of Science in Industrial
                           Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956.
                           Mr. Eppen also serves as a director of Landauer, Inc.

  Charles R. Reaves   64   Charles R. Reaves has served as a director of the
                           Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994,
                           Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as President and Chief Executive Officer of Sears Logistics Services,
                           Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company.
                           Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State
                           University in 1961.

  Martin P. Slark     48   Martin P. Slark has served as a director of the
                           Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated ("Molex"), a manufacturer of electronic, electrical and fiber optic interconnection products and systems. Having worked for Molex in Europe, the United States and Asia, Mr. Slark is presently a Director and President and Chief Operating Officer of Molex. Mr. Slark is a fellow of the British Institute of Management and received a Masters in Business Administration degree from the London Business School in 1993, a Post-Graduate Diploma in Management Studies from
                           Portmouth University and a Bachelors of Science degree in Engineering from Reading University in 1977.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                      MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors has both an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. During the fiscal year ended December 31, 2002, the full Board of Directors met 15 times, the Audit Committee met six times and the Compensation Committee met three times. During 2002, all directors except Mr. Hardin attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served. Mr. Hardin attended 11 of the 15, or 73%, of the full Board of Director meetings.

         The duties of the Audit Committee are to oversee the Company's internal control structure; review the Company's financial statements and other financial information to be included in the Company's 10-K and annual report to stockholders; select the independent auditors for the Company and its subsidiaries; and review the Company's annual audit plan. The members of the Audit Committee are Messrs. Eppen, Reaves and Slark.

         The duties of the Compensation Committee are to determine the compensation of the Company's Chief Executive Officer and to make recommendations to the Board of Directors concerning the salaries of the Company's other officers; to exercise the authority of the Board of Directors concerning the Company's 1996 Long-Term Incentive Plan, 1997 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan and 2002 Long-Term Incentive Plan; and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark.

                  OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

         The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by
(i) each director of the Company, (ii) the executive officers of the Company named in the table under "Compensation of Directors and Executive Officers--Summary Compensation Table," (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of March 28, 2003, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                                 NUMBER (1)
                                                                       ----------------------------
                               NAME                                       CLASS A       CLASS B      PERCENTAGE(2)
---------------------------------------------------------------------- ------------ --------------- ---------------
Phillip C. Yeager(3)(4)(5)........................................         136,825         662,296       10.3%
David P. Yeager(3)(6).............................................         318,975         662,296       12.7%
Thomas L. Hardin(7)...............................................          60,000              --         *
Dennis R. Polsen(8)...............................................           9,053              --         *
Richard M. Rogan(9)...............................................          23,000              --         *
Mark A. Yeager(3)(10)(11).........................................         386,275         662,296       13.6%
Gary D. Eppen(12).................................................          25,000              --         *
Charles R. Reaves(12).............................................          24,000              --         *
Martin P. Slark(13)...............................................          24,000              --         *
All directors and executive officers as a group (11 persons)(14) .       1,015,719         662,296       21.0%
Debra A. Jensen(3)(15)............................................         119,425         662,296       10.1%
T. Rowe Price Associates, Inc. (16)...............................         655,945              --        8.5%
Tweedy, Browne Company LLC (17)...................................         667,533              --        8.7%
Dimensional Fund Advisors, Inc.(18).......... .....................        463,100              --        6.0%
Wellington Management Company, LLP (19)...........................         546,600              --        7.1%
Liberty Wanger Asset Management, L.P./ WAM Acquisition
  GP, Inc./ Liberty Acorn Trust (20)..............................       1,503,300              --       19.5%

--------------------------

* Represents less than 1% of the outstanding shares of Common Stock.

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3) The Yeager family members are parties to a stockholders' agreement (the "Yeager Family Stockholder Agreement"), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares. Except as provided in footnotes 5 and 9, each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 65% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(4) Includes 563,934 shares of Class B Common Stock as to which Phillip C. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 55,000 shares of Class A Common Stock issuable upon exercise of options.

(5) Does not include 47,600 shares of Class A Common Stock owned by DDM LP, in which Phillip C. Yeager has a limited partnership interest. Mr. Yeager disclaims beneficial ownership of the shares of Class A Common Stock held by this partnership.

(6) Includes 46,794 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 46,794 shares of Class B Common Stock owned by the Matthew D. Yeager 1994 GST Trust and 46,794 shares of Class B Common Stock owned by the Phillip D. Yeager 1994 GST Trust, for which David P. Yeager serves as sole trustee and has sole investment and voting discretion and 419,127 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 40,000 shares of Class A Common Stock issuable upon exercise of options.

(7) Includes 40,000 shares of Class A Common Stock issuable upon exercise of options.

(8) Includes 6,000 shares of Class A Common Stock issuable upon exercise of options.

(9) Includes 23,000 shares of Class A Common Stock issuable upon exercise of options.

(10) Includes 43,758 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust and 43,758 shares of Class A Common Stock and 36,794 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion and 501,914 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 29,500 shares of Class A Common Stock issuable upon exercise of options.

(11) Includes 47,600 shares of Class A Common Stock owned by DDM LP, as to which Mark A. Yeager and Debra Jensen may be deemed to share investment and voting discretion. Mr. Yeager and Ms. Jensen each disclaim beneficial ownership of 47,552 shares of the Class A Common Stock held by this partnership.

(12) Includes 24,000 shares of Class A Common Stock issuable upon exercise of options.

(13) Includes 20,000 shares of Class A Common Stock issuable upon exercise of options.

(14) Includes 276,000 shares of Class A Common Stock issuable upon exercise of options.

(15)     Includes 25,000 shares of Class B Common Stock owned by the Elizabeth
         A. Jensen 1994 GST Trust and 25,000 shares of Class B Common Stock owned by the Patrick R. Jensen 1994 GST Trust and 501,913 shares of Class B Common Stock as to which Debra Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Includes 47,600 shares of Class A Common Stock owned by DDM LP, as to which Mark A. Yeager and Debra Jensen may be deemed to share investment and voting discretion. Mr. Yeager and Ms. Jensen each disclaim beneficial ownership of 47,552 shares of the Class A Common Stock held by this partnership. Debra Jensen is the daughter of Phillip C. Yeager.

(16) T. Rowe Price Associates, Inc. ("Price") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Price has sole dispositive power with respect to all 655,945 shares of Class A Common Stock beneficially owned and sole voting power with respect to 249,845 shares of Class A Common Stock beneficially owned. These securities are owned by various individual and institutional investors which Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Exchange Act, Price is deemed the beneficial owner of such securities; however, Price expressly disclaims that it is, in fact, the beneficial owner of such securities. The number of shares beneficially owned by Price is indicated as of February 14, 2003. The address of Price is 100 E. Pratt Street, Baltimore, MD 21202.

(17) Tweedy, Browne Company LLC ("TBC") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, TBC has sole dispositive power with respect to all 667,533 shares of Class A Common Stock beneficially owned and sole voting power with respect to 656,088 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by TBC is indicated as of January 23, 2003. The address of TBC is 350 Park Avenue, New York, NY 10022.

(18) Dimensional Fund Advisors, Inc. ("Dimensional") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Dimensional has sole dispositive power and sole voting power with respect to all 463,100 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Dimensional is indicated as of February 3, 2003. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(19) Wellington Management Company, LLP ("Wellington") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. Wellington has shared voting power with respect to 476,600 shares of Class A Common Stock beneficially owned and shared dispositive power with respect to 546,600 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Wellington is indicated as of February 14, 2003. The address of Wellington is 75 State Street, Boston, MA 02109.

(20) Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. (collectively "Wanger") and Liberty Acorn Trust ("Acorn") filed a
         Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Wanger has shared dispositive power and shared voting power with respect to all 1,503,300 shares of Class A Common Stock beneficially owned. Acorn has shared voting and dispositive power with respect to 1,105,000 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Wanger and Acorn are indicated as of February 12, 2003. The address of Wanger and Acorn is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 2002 fiscal year all applicable
Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 paid or awarded to those persons who were, at December 31, 2002: (i) the Company's chief executive officer, and (ii) the Company's four most highly compensated executive officers other than the chief executive officer (collectively, together with the Company's chief executive officer, the "Named Executive Officers").


                                                                                        LONG-TERM
                                              ANNUAL COMPENSATION                      COMPENSATION
                               -------------------------------------------------       ------------

                                                                    OTHER ANNUAL         OPTIONS/         ALL OTHER
         NAME AND                           SALARY       BONUS      COMPENSATION           SARS          COMPENSATION
   PRINCIPAL POSITION          YEAR           ($)         ($)            ($)               (#)                ($)
-------------------------      ----       ----------    -------     ------------       -----------       ------------
David P. Yeager                2002       485,000(1)       --        20,122(4)            50,000            5,090(5)
Vice Chairman and              2001       539,123          --        13,726(4)               --             5,184(5)
Chief Executive Officer        2000       463,068          --         9,266(4)               --             5,322(5)

Thomas L. Hardin               2002       296,000(2)       --        30,799(4)            46,000            5,090(5)
President and                  2001       316,418       100,000      22,939(4)               --             5,184(5)
Chief Operating Officer        2000       301,350       170,625      17,747(4)               --             5,322(5)

Mark A. Yeager                 2002       253,418(3)       --        16,337(4)            46,000            5,090(5)
President-Field Operations     2001       242,550       100,000      11,355(4)               --             5,184(5)
                               2000       231,000       126,000       8,428(4)               --             5,322(5)

Dennis R. Polsen               2002       200,000        50,000       1,759(4)            29,000            5,090(5)
Vice President and             2001       183,588        70,000         569(4)               --                84(6)
Chief Information Officer      2000       125,654        59,650          --               15,000           47,977(7)

Richard M. Rogan               2002       252,200          --         3,607(4)            37,000            5,090(5)
Executive Vice President       2001       242,500        60,000       2,044(4)               --             5,184(5)
Marketing                      2000       231,000        85,200         989(4)               --             5,322(5)

(1) Represents a decrease of $54,123 from the amount that Mr. Yeager would have otherwise received in order to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2002.
(2) Represents a decrease of $33,074 from the amount that Mr. Hardin would have otherwise received in order to enable the Company to lease certain assets, which Mr. Hardin used for personal purposes from time to time in 2002.
(3) Represents a decrease of $42,000 from the amount that Mr. Yeager would have otherwise received in order to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2002.
(4)      Represents above market earnings on deferred compensation.
(5) Represents the Company's matching contribution to the Company's Section 401(k) deferred compensation plan of $5,010 in 2002, $5,100 in 2001 and $5,200 in 2000, and represents the value of insurance premiums paid by the Company with respect to term life insurance for the benefit of each Named Executive Officer equal to $80 during 2002, $84 during 2001 and $122 during 2000.
(6) Represents the value of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Polsen equal to $84 during 2001
(7) Represents $47,921 paid by the Company on behalf of Mr. Polsen for expenses incurred in connection with relocating Mr. Polsen to Chicago, including moving expenses and closing costs on the sale of his primary residence and $56 worth of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Polsen during 2000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table summarizes the grants of stock options awarded to the Named Executive Officers during the fiscal year ended December 31, 2002, under the Company's 2002 Long-Term Incentive Plan.


                                 INDIVIDUAL GRANTS
                             -------------------------
                             # OF SECURITIES                                                  POTENTIAL REALIZABLE VALUE
                               UNDERLYING      %OF                                              AT ASSUMED ANNUAL RATES
                                OPTIONS/       TOTAL                                          OF STOCK PRICE APPRECIATION
                                  SARS        OPTIONS/                                            FOR OPTION TERM (3)
                                GRANTED        SARS          EXERCISE         EXPIRATION      ---------------------------
        NAME                       (#)        GRANTED     PRICE ($/SH)(1)      DATE (2)          5%($)           10%($)
------------------------     --------------  ---------   ----------------    ------------     ----------      ----------

David P. Yeager.........         50,000        9.3%           5.20             12/16/12         163,513         414,373
Thomas L. Hardin........         46,000        8.6%           5.20             12/16/12         150,432         381,223
Mark A. Yeager..........         46,000        8.6%           5.20             12/16/12         150,432         381,223
Dennis R. Polsen........         29,000        5.4%           5.20             12/16/12          94,837         240,336
Richard M. Rogan........         37,000        6.9%           5.20             12/16/12         120,999         306,636

-------------------------

(1)  The exercise price equals the closing stock price on December 16, 2002.

(2) The options were granted on December 16, 2002 and vest ratably over a three-year period, expiring ten years after their grant date.

(3) The potential realizable dollar value of a grant is the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the stock appreciation rate compounded annually over the term of the option (here, 5% and 10%), and
     (ii) the per-share exercise price of the option, and (b) the number of securities underlying the grant at fiscal year-end.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

        The following table provides information concerning options exercised by the Named Executive Officers during the fiscal year ended December 31, 2002, and the value at December 31, 2002, of unexercised options.

                                                                    NUMBER OF SHARES OF
                                                                    CLASS A COMMON STOCK         VALUE ($) OF
                                                                   UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-
                                         SHARES                          OPTIONS AT            MONEY OPTIONS AT
                                       ACQUIRED                      DECEMBER 31, 2002         DECEMBER 31, 2002
                                          ON                      -----------------------   ---------------------
                                       EXERCISE        VALUE           EXERCISABLE/              EXERCISABLE/
               NAME                       (#)      REALIZED ($)        UNEXERCISABLE             UNEXERCISABLE
---------------------------------     ----------   ------------   -----------------------   -------------------
David P. Yeager..................          0            0             39,000/51,000                  0/0
Thomas L. Hardin.................          0            0             39,000/47,000                  0/0
Mark A. Yeager...................          0            0             29,500/49,000                  0/0
Dennis R. Polsen ................          0            0              6,000/38,000                  0/0
Richard M. Rogan.................          0            0             22,000/40,000                  0/0


COMPENSATION OF DIRECTORS

        Directors who are not employees of the Company received $24,000 for serving as a director during 2002 and will receive $35,000 for serving as a director during 2003. Directors who are employees of the Company do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In addition, simultaneously with the closing of the initial public offering (the "Offering") of the Company, Messrs. Eppen, Reaves and Slark each received options to purchase 12,000 shares of Class A Common Stock exercisable at $14.00 per share. All of these options have now vested for each director. On December 10, 1999, Messrs. Eppen, Reaves and Slark each received additional options to purchase 12,000 shares of Class A Common Stock exercisable at $18.75 per share. All of these options have now vested for each director. On December 10, 2002, Messrs. Eppen, Reaves and Slark each received additional options to purchase 12,000 shares of Class A Common Stock exercisable at $5.66 per share. These options vest ratably over a three-year period.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee consists of the three independent members of the Board.

        In September 2001, the Board of Directors commissioned a third party to conduct a study of the Company's compensation program. This study included a survey of compensation practices in the transportation industry using a broad sample of companies within the industry. This independent study was used as the benchmark to determine competitive compensation ranges for senior executives. The Compensation Committee implemented certain recommendations from the independent study and, using this study, determined the compensation structure for 2002. The Compensation Committee intends to have a third party periodically conduct an independent study of compensation practices in the transportation industry to update the Company's benchmark of competitive compensation ranges for senior executives.

        The 2002 Compensation structure approved by the Compensation Committee was based on the following philosophy:

COMPENSATION PHILOSOPHY

        The Company's compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

DESCRIPTION OF COMPENSATION PROGRAMS

        The Company's executive compensation program has three components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

        BASE SALARY To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

        ANNUAL INCENTIVE The Company's bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company's customers. For most executive officers, bonus compensation is based on individual performance and Company performance. The component of the bonus based on individual performance is conditioned on the individual meeting certain pre-determined objectives and the component of the bonus based on Company performance is based on the Company meeting certain performance goals.

        LONG-TERM INCENTIVES The Company's Long-Term Incentive Program serves to reward executive performance that successfully executes the Company's long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units.

SECTION 162(M) COMPENSATION COMMITTEE REPORT DISCLOSURE

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. In that regard, no executive officer received compensation in excess of $1 million during fiscal year 2002. The Committee, however, reserves the right to use its judgment, where merited by the Committee's need to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

COMPENSATION ADMINISTRATION

        The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The independent study of competitive compensation practices within the transportation industry will continue to be used as the benchmark to determine competitive compensation ranges for senior executives. Individual performance and contribution to the achievement of strategic objectives will be considered in the determination of annual compensation for each executive. The integrity of the Company's compensation program relies on an annual performance evaluation process.

DISCUSSION OF CEO COMPENSATION

        Consistent with the Company's compensation philosophy, the Compensation Committee approved Mr. David P. Yeager's total compensation during fiscal year 2002. Mr. Yeager's base salary was based on overall performance of the Company, on relative levels of compensation for CEOs within the benchmark companies in the transportation industry and on individual performance related to strategic objectives. Mr. Yeager's incentive compensation was based on achievement of goals relating to the Company's earnings per share target.

        For 2001, the Compensation Committee approved a package allowing Mr. Yeager to potentially earn $952,561, or five percent more than 2000, with $539,123 in the form of salary and $413,438 in the form of bonus if the Company met its goals for the year. For 2002, the Compensation Committee approved a package allowing Mr. Yeager to potentially earn $970,000, with $485,000 in the form of salary and $485,000 in the form of bonus if the Company met its goals for the year. Mr. Yeager's 2002 salary represents a decrease of $54,123 from the amount that he would have otherwise received in order to enable the Company to lease certain assets, which Mr. Yeager used for personal purposes from time to time in 2002.

        Mr. Yeager was paid his salary of $485,000 during 2002 but received no bonus because the Company did not meet its earnings per share goal.

                                    COMPENSATION COMMITTEE,


                                    Gary D. Eppen
                                    Charles R. Reaves
                                    Martin P. Slark

AUDIT COMMITTEE REPORT

        Each member of the Audit Committee is independent of the Company and its management, as required of audit committee members by the National Association of Securities Dealers listing standards. In June 2000, the Audit Committee adopted and the Board approved a written charter. The charter specifies the scope of the Audit Committee's responsibilities and how it carriers out those responsibilities.

        The Audit Committee has reviewed and discussed the Company's quarterly and annual audited financial statements with management and with Ernst & Young, LLP, the Company's independent public accountants. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, by the Independence Standards Board, regarding their independence. The Audit Committee has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services referred to under "Independent Public Accountants" on page 14 is compatible with maintaining their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2002 audited financial statements be included in the Company's Annual Report on Form 10-K for 2002.

                                    AUDIT COMMITTEE

                                    Gary D. Eppen
                                    Charles R. Reaves
                                    Martin P. Slark

PERFORMANCE GRAPH

        The following line graph compares the Company's cumulative total stockholder return on its Class A Common Stock since March 13, 1996, the date that the Class A Common Stock began trading, with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Index. These comparisons assume the investment of $100 on March 13,1996 in each index and in the Company's Class A Common Stock and the reinvestment of dividends.


                      COMPARISON OF CUMULATIVE TOTAL RETURN

                              [GRAPH APPEARS HERE]

                             3/13/96   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
                             -------   --------   --------   --------   --------   --------   --------   --------
Hub Group, Inc.                 100        191      212        138        142         64          75         34
Nasdaq Stock Market             100        119      146        206        382        230         182        126
Nasdaq Trucking & Transp.       100        103      132        119        114        103         122        125


                              CERTAIN TRANSACTIONS

         Mr. David P. Yeager was the owner of 20% of the Class A membership interest of SmartOffices Services, LLC ("SmartOffices") until March 2003. SmartOffices is in the business of selling office supplies to various companies. The Company spent $290,400 buying various office supplies from SmartOffices in 2002.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

AUDIT FEES

         Fees billed to the Company by Ernst & Young LLP for the most recent fiscal year for professional services rendered for the audit of the Company's annual financial statements and the review of the financial statements including in its quarterly reports were $395,600.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed to the Company by Ernst & Young LLP for the most recent fiscal year for professional services rendered for financial information systems design and implementation.

ALL OTHER FEES

         All other fees billed to the Company by Ernst & Young LLP for the most recent fiscal year for professional services rendered were $80,750, including audit related services of $73,250. Audit related services include consultations for accounting and financial reporting matters. Non-audit service fees of $7,500 relate to tax consultation for the Company. See "Audit Committee Report" for a discussion of consideration of these fees by the Audit Committee.

CHANGE OF INDEPENDENT ACCOUNTANTS IN 2002

         As previously reported, on May 6, 2002, the Company decided to dismiss its independent auditors, Arthur Andersen LLP ("Arthur Andersen"), and to engage Ernst & Young LLP to serve as its new independent auditors for 2002. The change in auditors became effective May 13, 2002. This determination was made by the Company's Audit Committee upon the recommendation of the Company's management.

         Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and May 13, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on such years.

         In January 2002, the Company learned that its 65% owned subsidiary, Hub Group Distribution Services ("HGDS"), was having difficulties reconciling its general ledger balances for several accounts, including cash, accounts payable and accounts receivable. HGDS is now a wholly owned subsidiary of the Company.

         Following an investigation into these problems, the Company determined that HGDS' balance sheets were incorrect in each of 1999, 2000 and 2001. Because HGDS' results were incorporated into the Company's consolidated financial statements, these inaccuracies resulted in the Company's net income being overstated. After completely recreating the financial statements for HGDS for 1999, 2000 and 2001, the Company determined that the Company's 1999 financial results were overstated by $1.4 million and its 2000 financial results were overstated by $1.9 million on an after-tax, post-minority interest basis, which the Company reflected by restating the financial results for those years. Additional adjustments were necessary to properly reflect the results of 2001, but since the Company had not yet finalized its results for 2001, the Company did not need to restate its 2001 results. Due to time constraints and cost, the Company did not restate its results on a quarterly basis, therefore the adjustments to properly reflect the Company's results were made in the fourth quarter of each of 1999, 2000 and 2001.

         In the early stages of the investigation, Arthur Andersen notified the Company's Audit Committee that there was a material weakness with the internal controls at HGDS. Arthur Andersen also advised the Company that previously issued financial results for the years 1999, 2000 and 2001 and previously issued audit reports for 1999 and 2000 should not be relied upon. Following the Company's restatement of its financial statements for those years, the financial statements were audited by Arthur Andersen. At the conclusion of its audit, Arthur Andersen issued unqualified opinions on the Company's restated financial results for the years 1999, 2000, and 2001. Arthur Andersen was unable to review the quarterly financial data from 2001 and 2000 in accordance with standards established by the American Institute of Certified Public Accountants because the Company did not restate its results on a quarterly basis. The Company announced the restated results for 1999 and 2000 and its results for 2001 in a press release on March 19, 2002.

         In addition to the work resulting in the restatement of its 1999 and 2000 financial statements, the Company, with the assistance of outside counsel, conducted an investigation into the cause of the accounting problems at HGDS. The Company has concluded that the accounting problems at HGDS resulted from several factors, including (1) systems problems associated with HGDS' implementation of multiple financial accounting and operating systems; (2) the rapid growth of HGDS' business beginning in late 1998; (3) weaknesses in internal controls at HGDS; and (4) inadequate oversight by the HGDS management. The Company has taken numerous steps to address these problems to ensure that similar accounting problems will not arise in the future.

         During the years ended December 31, 2001 and 2000 and through May 13, 2002, neither the Company nor anyone acting on its behalf consulted Ernst and Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financials statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                           PROXY SOLICITATION EXPENSE

         The expense of any proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 12, 2003, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of stockholders.

         The Company anticipates that its next annual meeting of stockholders will be held in May 2004. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 13, 2004 nor later than March 14, 2004. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.


                                   By order of the Board of Directors,



                                   DAVID C. ZEILSTRA
                                   Vice President, Secretary and General Counsel

Downers Grove, Illinois
April 11, 2003


EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, IS REQUESTED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME PRIOR TO VOTING.